 Exhibit 10.16

Entrusted Loan Agreement

Principal (Party A):	Beijing Zhongguancun Technology Financing & Guarantee Co., Ltd.
Legal representative:	Duan Hongwei

Trustee (Party B):	Bank of Beijing Co., Ltd. Shuangxiu Branch
Legal representative:	Zhou Bo

Borrower (Party C):	Beijing REIT Technology Co., Ltd
Legal representative:	Li Hengfang

A.	Entrusted loan amount

Party A entrusts Party B to issue a loan to Party C based on the conditions under this Agreement, by using the fund which Party A saved in the bank account that it opened at Party B, and the loan amount under this Agreement is RMB 15,000,000.

B.	Loan period:
B.1	The loan period of this Agreement is 6 months, from October 23, 2017 to April 23, 2018, commencing from the date of its first withdrawal.
C.	Interest rate, service fee and tax:
C.1	The interest rate under this Agreement is an annual rate of 5.655%.
C.2	Party B will charge a service fee based on an annual rate of 0.08% for the loan amount and loan period agreed upon under this Agreement, which is RMB 12,000.
C.3	The stamp tax under this Agreement shall be bore by Party C.
D.	Loan plan:

The loan amount, which is RMB 15,000,000, shall release on October 23, 2017.

E.	Use of loan

The loan shall be used for working capital, and Party C shall satisfy the loan by its sales revenue.

F.       Repayment plan:

The loan shall be paid off at a fixed date, and all the principal shall be paid off at the final expiration date, the specific repayment plans are as below:

RMB 5,000,000 shall be paid off on March 23, 2018, and the remaining RMB 10,000,000 shall be paid off on April 23, 2018.

G.	Warranty

Mr. Hengfang Li is the guarantor of this Agreement, and Gu-an REIT Machinery Manufacturing Co., Ltd pledges its land use right and its production shop on above land to guarantee the loan under this Agreement.

H.	Governing law and dispute settlement

H.1 This Agreement is subject to the laws and regulations of the People’s Republic of China.

H.2 Any dispute under this Agreement and related hereto shall first be settled through friendly negotiation, if negotiation fails, it shall be submitted to the people's court located in the domicile of Party B for resolution.

I.	Enforcement of notarization

Compulsory enforcement of notarization is not applicable to this Agreement.

J.	Party A and Party C hereby confirms that:

Party B has reminded it to pay attention to the clauses related to the restrictions and responsibilities or rights and has sufficiently explained and described the terms, any modified and supplementary clause (if any) agreed by all parties have been specified in any supplementary agreement; after sufficient review and consultation between Party B, Party A and Party C, the parties completely understand and agree upon all contents of this Agreement including the form of contract conditions, basic terms and attachments, and have no doubt or objection.

K.	Parties hereby sign and seal as follows:

Principal:	Beijing Zhongguancun Technology Financing & Guarantee Co., Ltd. (seal)
Legal representative:	/s/ Duan Hongwei (signed)

Trustee:	Bank of Beijing Co., Ltd. Shuangxiu Branch (seal)
Legal representative:	/s/ Zhou Bo (signed)

Borrower:	Beijing REIT Technology Co., Ltd (seal)
Legal representative:	/s/ Li Hengfang (signed)

Non-Material Terms: The loan agreement contains terms concerning the following non-material matters, which have been omitted from this summary:

•	Precondition for withdrawal;

•	Early repayment and renewal;

•	Notice provisions;

•	Commitments and promises; and

•	Remedial measures.